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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K


                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 2, 1999






                          NEWFIELD EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)


            Delaware                     1-12534             72-1133047
   (State or other jurisdiction      (Commission file     (I.R.S. employer
 of incorporation or organization)       number)       identification number)


  363 N. Sam Houston Parkway E.
           Suite 2020
         Houston, Texas                                         77060
(Address of principal executive offices)                      (Zip code)


      Registrant's telephone number, including area code: (281) 847-6000


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Item 5.  Other Events

      See the following press releases by Newfield Exploration Company announcing the acquisitions of interests in the Gulf of Mexico and the offering of $125 million of cumulative quarterly income convertible preferred securities.


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NEWFIELD ANNOUNCES $125 MILLION OFFERING OF CUMULATIVE QUARTERLY INCOME
CONVERTIBLE PREFERRED SECURITIES

HOUSTON, TX. (August 2, 1999) - Newfield Exploration Company (NYSE: NFX) announced today that its subsidiary, Newfield Financial Trust I, intends to publicly offer 2,500,000 Cumulative Quarterly Income Convertible Preferred Securities (QUIPS) (liquidation preference $50 per QUIPS). The QUIPS will be convertible into common stock of Newfield. The offering is expected to be made later this month.

Newfield Financial Trust I will use the proceeds from this offering to purchase Junior Subordinated Convertible Debentures due 2029 from Newfield. Newfield will use the proceeds from the sale of the debentures to repay outstanding indebtedness primarily incurred to fund acquisitions and drilling activities and to pay a portion of the purchase price of its pending Gulf of Mexico acquisition.

Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette, Merrill Lynch & Co. and Dain Rauscher Wessels will be the managing underwriters for the offering. Copies of the preliminary prospectus relating to these securities may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 or by accessing the website of the Securities and Exchange Commission at www.sec.gov. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell nor shall there be any sale of these securities in any state in which such offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Newfield common stock is listed on the New York Stock Exchange under the symbol NFX.


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NEWFIELD EXPLORATION AGREES TO ACQUIRE GULF OF MEXICO ASSETS

HOUSTON, TX. (August 4, 1999) - Newfield Exploration Company (NYSE: NFX) announced today that it has signed a purchase and sale agreement with Phillips Petroleum Company to acquire interests in 42 leases in 22 Gulf of Mexico fields for approximately $22 million. Newfield expects to be named operator in six of the fields. The purchase price and the interests to be acquired will be subject to customary adjustments, including the possible exercise of preferential purchase rights by third parties. Closing of the transaction is expected to occur after preferential purchase rights have been exercised or lapsed.


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NEWFIELD ANNOUNCES ISSUANCE OF $125 MILLION CUMULATIVE QUARTERLY INCOME
CONVERTIBLE PREFERRED SECURITIES

HOUSTON, TX. (August 10, 1999) - Newfield Exploration Company (NYSE: NFX) today announced that its subsidiary, Newfield Financial Trust I, will issue 2,500,000 of its 6.50% Cumulative Quarterly Income Convertible Preferred Securities (QUIPS) (liquidation preference $50 per QUIPS) for gross proceeds of $125,000,000 in a public offering scheduled to close August 13, 1999.

The QUIPS are convertible into Newfield common stock at any time prior to maturity at a conversion price of $36.64 per share of Newfield common stock. Newfield Financial Trust I will use the proceeds from this offering to purchase Junior Subordinated Convertible Debentures due 2029 from
Newfield. The notes are due August 15, 2029 and are not redeemable by Newfield prior to August 15, 2002, except in the event of certain tax changes. The offering is being made pursuant to a registration statement filed with the Securities and Exchange Commission, as previously announced.

Net proceeds from the sale of the Junior Subordinated Convertible Debentures due 2029 will be used by Newfield to repay outstanding indebtedness under its revolving credit facility and money market lines of credit incurred primarily to fund acquisitions and drilling activities and to fund a portion of the purchase price of its pending Gulf of Mexico acquisitions.

Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette, Merrill Lynch & Co. and Dain Rauscher Wessels are the underwriters for the offering.


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NEWFIELD EXPLORATION CLOSES CUMULATIVE QUARTERLY INCOME CONVERTIBLE
PREFERRED SECURITIES ISSUANCE

HOUSTON, TX. (August 16, 1999)- Newfield Exploration Company (NYSE: NFX) today announced that its subsidiary, Newfield Financial Trust I, closed the issuance of 2,875,000 of its 6.50% Cumulative Quarterly Income Convertible Preferred Securities (QUIPS) (liquidation preference $50 per QUIPS) for gross proceeds of $143,750,000 in a public offering, which included the underwriters' exercise of a 15% over-allotment option. Net proceeds after payment of the underwriting fees and estimated expenses will be approximately $139 million.

Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette, Merrill Lynch & Co. and Dain Rauscher Wessels were the underwriters for the offering.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                          NEWFIELD EXPLORATION COMPANY




Date: August 16, 1999            By:  /s/    Terry W. Rathert

                                      Terry W. Rathert
                                      Vice President-Planning and
                                      Administration and Secretary
                                      (Authorized Officer and Principal
                                       Financial Officer)